Exhibit 99.1

Calgon Carbon Announces First Quarter Results

PITTSBURGH--(BUSINESS WIRE)--May 1, 2012--Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2012.

The company reported net income of $7.7 million for the first quarter of 2012, as compared to net income of $8.5 million for the first quarter of 2011. On a fully diluted share basis, earnings per common share for the first quarter of 2012 were $0.14 versus $0.15 for the first quarter of 2011.

Net sales for the first quarter of 2012 were $136.6 million, a 9.8% increase over net sales of $124.4 million for the first quarter of 2011. Currency translation had a $0.3 million negative impact on sales for the first quarter of 2012 due to the stronger dollar.

For the first quarter of 2012, sales for the Activated Carbon and Service segment increased 3.9% as compared to the first quarter of 2011. The increase was due to higher demand for activated carbon products and services in four of six market segments: food, metals recovery, environmental air, and environmental water.

Equipment sales increased by 76.8% in the first quarter of 2012 versus the comparable period in 2011 due primarily to higher revenue from ballast water treatment systems and, to a lesser extent, from ion exchange equipment. The increase was partially offset by lower revenue from sales of carbon adsorption equipment.

The increase in consumer sales was attributed to higher demand for activated carbon cloth.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the first quarter of 2012 was 31.3%, versus 33.3% for the first quarter of 2011. The decline was due to higher 2012 plant maintenance costs, unfavorable product mix, and increased raw material costs in the Activated Carbon and Service segment as well as a higher proportion of our total revenue attributed to the Equipment segment. Costs related to the repair of two new reactivation facilities in Belgium and China also contributed to the decline.

Selling, administrative and research (SG&A) expenses for the first quarter of 2012 were $23.9 million versus $22.3 for the comparable period of 2011. The increase was primarily the result of employee related expenses, including staff additions at Hyde Marine, the company’s ballast water treatment business. SG&A as a percentage of sales improved to 17.5% as compared to 18.0% for the first quarter of 2011.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Commenting on the quarter, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “Demand for activated carbon increased year-over-year, and pricing overall was stable. The sequential increase in Calgon Carbon Japan’s margins was a good start but, going forward we will intensify efforts to improve margins in all regions.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	March 31,
	2012	2011

Net Sales	$136,608	$124,380

Cost of Products Sold	93,826	82,989

Depreciation and Amortization	6,513	5,540

Selling, Administrative & Research	23,946	22,332

Environmental and Litigation	153	179

	124,438	111,040

Income from Operations	12,170	13,340

Interest Income (Expense) - Net	(7)	45

Other Income (Expense) - Net	(251)	(190)

Income Before Income Tax Provision	11,912	13,195

Income Tax Provision	4,174	4,718

Net Income	$7,738	$8,477

Net Income per Common Share
Basic and Diluted	$.14	$.15

Weighted Average Shares Outstanding (Thousands)
Basic	56,512	56,124

Diluted	57,124	56,893

Calgon Carbon Corporation

Segment Data:
(in thousands)

Segment Sales	1Q12	1Q11

Activated Carbon and Service	117,237	112,884
Equipment	16,118	9,117
Consumer	3,253	2,379

Net Sales	$136,608	$124,380

Segment
Operating Income (Loss)*	1Q12	1Q11

Activated Carbon and Service	17,303	19,067
Equipment	532	(382)
Consumer	848	195

Income from Operations *	$18,683	$18,880

*Before depreciation and amortization.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2012	2011

Assets

Current assets:

Cash and cash equivalents	$11,789	$13,574

Restricted cash	1,183	1,152

Receivables	98,722	102,540

Inventories	123,455	118,348

Other current assets	44,598	42,327

Total current assets	279,747	277,941

Property, plant and equipment, net	241,241	234,549

Other assets	40,115	40,500

Total assets	$561,103	$552,990

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$27,615	$22,894

Current portion of long-term debt	3,207	3,372

Other current liabilities	83,632	89,721

Total current liabilities	114,454	115,987

Long-term debt	302	1,103

Other liabilities	59,236	58,783

Total liabilities	173,992	175,873

Total shareholders' equity	387,111	377,117

Total liabilities and shareholders' equity	$561,103	$552,990

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
www.calgoncarbon.com